Exhibit 10.4
Confirmation of OTC Warrant Transaction

Date:	June 29, 2007

To:	Tektronix, Inc. (“Counterparty”)
Attention: Treasurer
Telephone No.: 503-627-4622
Facsimile No.: 503-627-6108

From:	Merrill Lynch Financial Markets, Inc. (“Dealer” or “MLFM”)

4 World Financial Center 5th Floor
New York, New York 10080 Attention: Corporate Derivatives
Facsimile No.: (212) 738-1069
Telephone No.: (212) 449-6763
MLFM Reference: 078182399
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to amend and restate the terms and conditions of the above-referenced transaction entered into among Counterparty, Dealer and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent”) on the Trade Date specified below (the “Transaction”). This Confirmation amends, restated and supersedes in its entirety the Confirmation in respect of the Transaction dated as of June 25, 2007. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for the purposes of the Equity Definitions and to a “Swap Transaction” for the purposes of the Swap Definitions. For purposes of this Transaction, “Warrant Style”, “Warrant Type”, “Number of Warrants” and “Warrant Entitlement” (each as defined below) shall be used herein as if such terms were referred to as “Option Style”, “Option Type”, “Number of Options” and “Option Entitlement”, respectively, in the Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
     The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:
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Trade Date:	June 25, 2007

Effective Date:	June 29, 2007, subject to cancellation of the OTC Warrant Transaction prior to 5:00 p.m. (New York City time) on such date by the Counterparty. In the event of such cancellation, any payments previously made hereunder, including the Premium, shall be returned to the person making such payment. In addition, Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position).

Warrant Style:	European, subject to “Procedures for Exercise” below.

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Dealer

Shares:	Shares of common stock, without par value, of Counterparty (Security Symbol: “TEK”).

Number of Warrants:	6,942,449

Daily Number of Warrants:	For any day, the unexercised Number of Warrants on such day divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number, with the balance of the Number of Warrants exercised on the final Expiration Date.

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	$ 49.2623

Premium:	$35,190,000.00

Premium Payment Date:	The Effective Date; provided no cancellation of the Transaction has occurred prior to 5:00 p.m. (New York City time) on such date by the Counterparty.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Full Exchange Business Day:	A Scheduled Trading Day that has a scheduled closing time for its regular trading session at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the Exchange and is not a Disrupted Day.

Procedures for Exercise:

Expiration Time:	11:59 p.m. (New York City time).

Expiration Dates:	The 100 consecutive Full Exchange Business Days beginning on and including October 15, 2012 each shall be the Expiration Date for a number of Warrants equal to the Daily Number of Warrants on such date. Notwithstanding the
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foregoing and anything to the contrary in the Equity Definitions or in the definition of “Full Exchange Business Day,” if a Market Disruption Event occurs on any Expiration Date (the “Relevant Day”), the Calculation Agent may determine that such Expiration Date, while not a Full Exchange Business Day, is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Daily Number of Warrants for the Relevant Day and shall designate an additional Expiration Date following the last previously scheduled Expiration Date as the Expiration Date for a number of Warrants equal to the difference between the Daily Number of Warrants determined for the Relevant Day without such adjustment, and the Daily Number of Warrants for such date as adjusted pursuant to this paragraph. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Exercise Dates:	Each Expiration Date shall be an Exercise Date for a number of Warrants equal to the Daily Number of Warrants for such date.

Automatic Exercise:	Applicable, and means that the Daily Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Counterparty’s Telephone	Address:	14200 SW Karl Braun Drive
Number and Telex and/or		Beaverton, OR 97077
Facsimile Number and
Contact Details for	Attention:	Treasurer
purpose of Giving Notice:	Facsimile No.:	503-627-6108
	Telephone No.:	503-627-4622

Valuation:

Valuation Dates:	Each Exercise Date

Settlement Terms:

Cash Settlement:	Applicable; provided that it shall be a condition of Counterparty’s right to elect Cash Settlement that on the date of the Cash Settlement election, none of Counterparty, its directors, executive officers, or any person controlling, or exercising influence over, its decision to elect Cash Settlement is in possession of any material non-public information with respect to Counterparty or the Shares. If Counterparty elects to settle the Transaction by Cash Settlement, Counterparty represents and agrees that:

(i) Counterparty is not, on the date of the Cash Settlement election, and will not be, on any day during the period from and including the first Expiration Date to and including the final Expiration Date, engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) during the period from and including the first Expiration Date to and including the final Expiration Date, without the prior written consent of Dealer, the Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act) not to, directly or
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indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

Settlement Currency:	USD

Settlement Price:	For each Valuation Date, the Volume Weighted Average Price of the Shares (“VWAP”) calculated from 9:45 a.m. to 3:45 p.m., as observed under the heading Bloomberg “VWAP” on Bloomberg page TEK.N <equity> VAP (or any successor thereto) (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent); provided that if the scheduled weekday closing time of the Exchange for any Valuation Date is later than 4:00 p.m. (without regard to after hours or any other trading outside of the regular trading session hours) the VWAP shall be calculated for such Valuation Date from 9:45 a.m. until 15 minutes prior to such later closing time of the Exchange.

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Cash Settlement Payment Date:	With respect to each Valuation Date, three (3) Currency Business Days after the final Valuation Date.

Settlement Method Election:	Applicable; provided that references in Section 7.1 of the Equity Definitions to “Physical Settlement” shall be replaced by references to “Net Physical Settlement.”

Electing Party:	Counterparty

Settlement Method Election Date:	Ten (10) Business Days prior to the first Expiration Date

Default Settlement Method:	Net Physical Settlement.

Net Physical Settlement:	In the event that the Counterparty elects to settle this Transaction by Net Physical Settlement, subject to “Conditions of Net Physical Settlement” below, Counterparty shall deliver to Dealer on the Settlement Date a number of Shares (the “Delivered Shares”) equal to the Share Delivery Quantity, provided that in the event that the number of Shares calculated comprises any fractional Share, only whole Shares shall be delivered and an amount in cash equal to the value of such fractional share shall be payable by the Counterparty to Dealer in lieu of such fractional Share.

Share Delivery Quantity:	For each Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Physical Settlement Amount for such Exercise Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date plus an amount in cash in lieu of any fractional shares (based on the applicable Settlement Price).
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Net Physical Settlement Amount:	For any Exercise Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Strike Price Differential:	For any Valuation Date, (i) if the Settlement Price is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price for such Valuation Date or (ii) if such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Date:	Settlement with respect to each Exercise Date shall occur on the third (3rd) Full Exchange Business Day following the final Valuation Date, provided that Dealer shall have the right to request by prior written notice to Counterparty a Settlement Date with respect to any Exercise Date and the related Share Delivery Quantity that is three (3) Full Exchange Business Days following such Exercise Date. Such request shall not unreasonably be denied.

Conditions to Net Physical Settlement:	If, in connection with or six months following delivery of Shares hereunder, Dealer notifies the Counterparty that Dealer has reasonably determined after advice from counsel that there is a considered risk that such Shares are subject to restrictions on transfer in the hands of Dealer pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), then Counterparty shall either (i) deliver Shares that are covered by an effective registration statement of Counterparty for immediate resale by Dealer or (ii) agree to deliver additional Shares so that the value of such Shares as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares that would otherwise be deliverable if such Shares were freely tradable upon receipt by Dealer.
(A) If Counterparty elects to deliver Shares as described in above clause (i), then promptly following such notification from Dealer
(a) Counterparty shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities that yields a result reasonably satisfactory to Dealer;
(b) Counterparty shall promptly make available to Dealer an effective registration statement for immediate resale (the “Registration Statement”) in form and content reasonably satisfactory to Dealer and filed pursuant to Rule 415 under the Securities Act, and such prospectuses as Dealer may reasonably request to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Dealer of such number of Shares as Dealer shall reasonably specify in accordance with this paragraph, such Registration Statement to be effective and Prospectus to be current until the earliest of the date on which (1) all Delivered Shares have been sold by Dealer, (2) Dealer has advised Counterparty that it no longer requires that such Registration Statement be effective, (3) all remaining Delivered Shares could be sold by Dealer without registration pursuant to Rule 144 promulgated under the Securities Act (the “Registration Period”) or (4) Counterparty has provided a legal opinion in form and substance satisfactory to Dealer (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to Dealer and not subject to any legend
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restricting transferability. It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the aggregate number of Shares (if any) reasonably estimated by Dealer to be potentially deliverable by Counterparty in connection with Net Physical Settlement hereunder (not to exceed the Maximum Deliverable Share Amount) and shall be subject to the same suspension of sales during “blackout dates” as provided in the following paragraph. Clause (B)(c) below shall apply mutatis mutandis in the event of any blackout dates occurring during Dealer’s selling efforts during the Registration Period; and
(c) Counterparty will enter into a registration rights agreement with Dealer in form and substance reasonably acceptable to Dealer, which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates” as provided for in the registration rights agreement (the “Registration Rights Agreement”) entered into by Counterparty on or about the date hereof, provide for delivery of comfort letters and opinions of counsel and other rights relating to the registration of a number of Shares equal to the number of Delivered Shares and other Shares deliverable hereunder up to the Maximum Deliverable Share Amount.
(B) If Counterparty elects to deliver Shares as described in above clause (ii), then promptly following such notification from Dealer
(a) Counterparty shall afford Dealer and any potential institutional purchaser of any Shares identified by Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for private placements of equity securities subject to execution of any customary confidentiality agreements;
(b) Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer on commercially reasonable terms in connection with the private placement of such Shares (including any additional Shares pursuant to clause (c) below) by Counterparty to Dealer or an affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Counterparty, which Private Placement Agreement shall include provisions relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all reasonable and documented fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;
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(c) Dealer shall sell the Delivered Shares in a commercially reasonable manner until the amount received by Dealer for the sale of the Shares (the “Proceeds Amount”) is equal to the Net Physical Settlement Amount. Any remaining Delivered Shares shall be returned to Counterparty. If the Proceeds Amount is less than the Net Physical Settlement Amount, Counterparty shall promptly deliver upon notice from Dealer additional Shares to Dealer until the dollar amount from the sale of such Shares by Dealer equals the difference between the Net Physical Settlement Amount and the Proceeds Amount. In no event shall Counterparty be required to deliver to Dealer a number of Shares greater than the Maximum Deliverable Share Amount.
(C) Notwithstanding the foregoing: (I) if Counterparty has elected to deliver Shares as described in clause (i) above and either (a) Counterparty does not provide for the sale of the Shares under the Registration Statement as provided in the Registration Rights Agreement or (b) some Shares cannot be registered under the Registration Statement due to Rule 415(a)(4) under the Securities Act, then the provisions of sub-paragraph (B) shall apply to the extent Counterparty has not satisfied its obligations hereunder by the delivery of Shares pursuant to sub-paragraph (A). (II) If sub-paragraph (B) is applicable and Counterparty fails to satisfy its obligations under such sub-paragraph (B), then Counterparty may deliver unregistered Shares of equivalent value to the Net Physical Settlement Amount (or, if applicable, the unsatisfied portion thereof). The value of any unregistered Shares so delivered shall be discounted to reflect an appropriate liquidity discount (determined by Dealer in a commercially reasonable manner, taking into account Dealer’s policies and determinations with respect to any transfer restrictions that Dealer deems it advisable to observe in connection with sales of such Shares). (III) If some or all of the Delivered Shares cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Dealer in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender, then the value of any such Delivered Shares shall reflect the cost (determined by Dealer in good faith and in a commercially reasonable manner) to Dealer of trading Shares in order to close out its hedge position if any, in all cases for purposes of calculating the Delivered Shares. In no event shall Counterparty be required to top-up the delivery in cash.

Limitations on Net Physical Settlement by Counterparty:	Notwithstanding anything herein or in the Agreement to the contrary, the number of Shares that may be delivered at settlement by Counterparty shall not exceed 10,413,674 at any time (“Maximum Deliverable Share Amount”), as adjusted by Calculation Agent to account for any subdivision, stock-split, stock combination, reclassification, certain distributions, dividends and payments to holders of Counterparty’s common stock or similar dilutive or anti-dilutive event with respect to the Shares.

Counterparty represents and warrants that the number of Available Shares as of the Trade Date is greater than the Maximum Deliverable Share Amount. Counterparty covenants and agrees that (i) Counterparty shall not take any action of corporate governance or otherwise to reduce the number of Available Shares below the Maximum Deliverable Share Amount and (ii) Counterparty shall use its reasonable efforts to cause the number of Available Shares at all times to be greater than the Maximum Deliverable Share Amount.

For this purpose, “Available Shares” means the number of Shares Counterparty
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currently has authorized (but not issued and outstanding) less the maximum number of Shares that may be required to be issued by Counterparty in connection with stock options, convertibles, and other commitments of Counterparty that may require the issuance or delivery of Shares in connection therewith.

Dividends:

Dividends:	If at any time during the period from and including the Trade Date, to but excluding the final Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is different from the Regular Dividend on a per Share basis, then the Calculation Agent will, adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and any other variable to preserve the fair value of the Warrant after taking into account such dividend.

Regular Dividend:	Initially USD $0.06 per Share per quarter in respect of the Shares. In the event that, in any quarter, a regular quarterly Ex-Dividend Date occurs for which the amount of the corresponding cash dividend is different (the “New Dividend Amount”) from the Regular Dividend or no Ex-Dividend Date occurs (in which case the New Dividend Amount shall be zero), then following the adjustment by the Calculation Agent pursuant to “Dividends” above, the Regular Dividend shall equal the New Dividend Amount.

Extraordinary Dividends:	Any dividend other than Regular Dividends. For the avoidance of doubt, if more than one Ex-Dividend Date occurs in a quarter, the Calculation Agent shall designate any cash dividend other than a Regular Dividend as an Extraordinary Dividend and will, in , adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and any other variable to preserve the fair value of the Warrant after taking into account such dividend.

Extraordinary Events:

Consequences of Merger Events:	(a) Share-for-Share: Cancellation and Payment (Calculation Agent Determination)

(b) Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined: Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:	(a) Share-for-Share: Modified Calculation Agent Adjustment

(b) Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

(b) Share-for-Combined: Component Adjustment

With respect to any Extraordinary Events hereunder, upon the occurrence of Cancellation and Payment in whole or in part, the parties agree that the amount to
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be paid, in accordance with the Equity Definitions, shall constitute a Transaction Early Termination Amount, subject to satisfaction by the payment or delivery of Shares or cash as set forth in the Early Termination section below.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination) (subject to satisfaction by payment or delivery of Shares or cash as set forth in “Early Termination” below). In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States or ceases to be so traded or quoted in contemplation of a delisting or withdrawal of approval; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Determining Party:	Dealer

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable. Section 12.9(b)(iv) of the Equity Definitions is hereby amended by deleting the text from and including “(A)” to and including “(B)” and by deleting the words “in each case”.

Maximum Stock Loan Rate:	0.60%
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Increased Cost of Stock Borrow:	Applicable; provided that it shall be a condition to Counterparty’s right to make the election described in clause (C) of Section 12.9(b)(v) of the Equity Definitions that on the date of such election, none of Counterparty, its directors, executive officers, or any person controlling, or exercising influence over, its decision to make such election is in possession of any material non-public information with respect to Counterparty or the Shares; and provided further that, if Counterparty timely makes the election described in clause (A) or (B) of Section 12.9(b)(v) of the Equity Definitions, Counterparty shall thereafter remain entitled, subject to the foregoing condition, to terminate the Transaction pursuant to Section 12.9(b)(v)(C) of the Equity Definitions upon ten Scheduled Trading Days’ notice to Dealer. Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting the text from and including “(X)” to and including “(Y)”.

Initial Stock Loan Rate:	0.25%

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and

Acknowledgments Regarding
Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Other Provisions:

Additional Agreements:	If Counterparty would be obligated to pay cash to Dealer pursuant to the terms of this Confirmation or the Agreement for any reason without having had the right (other than pursuant to this paragraph) to elect to deliver Shares in satisfaction of such payment obligation, then Counterparty may elect to deliver to Dealer a number of Shares (whether registered or unregistered) having a cash value equal to the amount of such payment obligation. Such number of Shares to be delivered shall be the number of Shares, determined by the Calculation Agent, sufficient for Dealer to realize the cash equivalent of such payment obligation from proceeds of the sale of such number of Shares over a reasonable period of time taking into account any applicable discount (determined in a commercially reasonable manner) to reflect any restrictions on transfer as well as the market value of the Shares. Settlement relating to any delivery of Shares pursuant to this paragraph shall occur within a reasonable period of time. The number of Shares delivered pursuant to this paragraph shall not exceed the Maximum Deliverable Share Amount and shall be subject to the provisions under “Early Termination” hereof regarding Proceeds Amount and the provisions set forth in subsection (c) under “Additional Agreements, Representations and Covenants of Counterparty, Etc.” below.

Early Termination:	Notwithstanding any provision to the contrary, upon the designation of an Early Termination Date or the occurrence of Cancellation and Payment in whole or in part hereunder, Counterparty’s payment obligation in respect of this Transaction (which shall, in the case of an Early Termination Date be determined in
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accordance with Second Method and Loss) (the “Transaction Early Termination Amount”) may, at the option of Counterparty, be satisfied by the delivery of a number of Shares equal to the Transaction Early Termination Amount divided by the Termination Price (“Early Termination Stock Settlement”); provided, however, that Counterparty must notify Dealer of its election of Early Termination Stock Settlement by the close of business on the day that is two Exchange Business Days following the day that the notice designating the Early Termination Date, or notice that an Extraordinary Event has resulted in the cancellation or termination of the Transaction in whole or in part, is effective. “Termination Price” means the market value per Share on the Early Termination Date, as determined by the Calculation Agent in a commercially reasonable manner taking into account any applicable discount to reflect any restrictions on transfer.

A number of Shares calculated as being due in respect of any Early Termination Stock Settlement will be deliverable on the third Clearance System Business Day following the date that notice specifying the number of Shares deliverable is effective; provided that, if Counterparty is delivering Shares as a result of a Merger Event, the Settlement Date for such delivery will be immediately prior to the effective time of the Merger Event and the Shares will be deemed delivered at such time such that Dealer will be a holder of the Shares prior to such effective time. Section 6(d)(i) of the Agreement is hereby amended by adding the following words after the word “paid” in the fifth line thereof: “or any delivery is to be made, as applicable.”

On or prior to the Early Termination Date or date on which notice that an Extraordinary Event has resulted in the cancellation or termination of the Transaction in whole or in part is effective, as applicable, if Early Termination Stock Settlement is elected and if so requested by Dealer upon advice of counsel, Counterparty shall (subject to its right to make the election described in the immediately succeeding paragraph) enter into a registration rights agreement with Dealer in form and substance reasonably acceptable to Dealer which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates” as provided for in the Registration Rights Agreement and shall satisfy the conditions contained therein and Counterparty shall file and diligently pursue to effectiveness a Registration Statement pursuant to Rule 415 under the Securities Act. If and when such Registration Statement shall have been declared effective by the Securities and Exchange Commission, Counterparty shall have made available to Dealer such Prospectuses as Dealer may reasonably request to comply with the applicable prospectus delivery requirements for the resale by Dealer of such number of Shares as Dealer shall specify (or, if greater, the number of Shares that Counterparty shall specify). Such Registration Statement shall be effective and Prospectus shall be current until the earliest of the date on which (i) all Shares delivered by Counterparty in connection with an Early Termination Date have been sold, (ii) Dealer has advised Counterparty that it no longer requires that such Registration Statement be effective or (iii) all remaining Shares could be sold by Dealer without registration pursuant to Rule 144 promulgated under the Securities Act (the “Termination Registration Period”). It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the Number of Shares plus the aggregate number of Shares (if any) reasonably estimated by Dealer to be potentially deliverable by Counterparty in connection with Early Termination Stock Settlement hereunder, but in no event exceeding the Maximum Deliverable Share Amount. On each day during the Termination Registration Period Counterparty shall represent that each of its filings under the
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Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, they do not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

If Counterparty elects not to deliver Shares subject to an effective Registration Statement (or if some or all of the Shares delivered cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Dealer in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender), the provisions of sub-paragraphs (B) and (C) set forth above under “Conditions to Net Physical Settlement” shall apply, mutatis mutandis, as if the Net Physical Settlement Amount were the Transaction Early Termination Amount. In no event shall Counterparty be required to deliver to Dealer a number of Shares greater than the Maximum Deliverable Share Amount.

Compliance With Securities Laws:	Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Counterparty further represents and warrants that:

(a) Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Counterparty represents and acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(c) Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(d) As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.

Account Details:	Account for payments to Counterparty: To be advised
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Account for payments to Dealer: To be advised

Account for delivery of Shares to Dealer: To be advised.

Agreement Regarding Shares:	Counterparty agrees that, in respect of any Shares delivered to Dealer, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and non-assessable and subject to no adverse claims of any other party. The issuance of such Shares does not and will not require the consent, approval, authorization, registration or qualification of any government authority, except such as shall have been obtained on or before the delivery date of any Shares or as may be required in connection with any Registration Statement filed with respect to any Shares.

Bankruptcy Rights:	In the event of Counterparty’s bankruptcy, Dealer’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Dealer’s rights with respect to any other claim arising from this Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Transfer:	Neither party may transfer its rights or delegate its obligations under this Transaction without the prior written consent of the other party, except that Dealer, after payment in full of the Premium, may assign its rights and delegate its obligations hereunder, in whole or in part, to any other person (an “Assignee”) without the prior consent of the Counterparty, effective (the “Transfer Effective Date”) upon delivery to Counterparty of an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of Dealer under this Transaction (the “Transferred Obligations”). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

Indemnity:	Seller agrees to indemnify Dealer, its Affiliates and their respective directors, officers, agents and controlling parties (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of a breach of any representation or covenant hereunder, in the Agreement or any other agreement relating to the Agreement or Transaction and will reimburse Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Seller will not be liable under the foregoing Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.
Confirmation of OTC Warrant Transaction (amended)

Additional Agreements, Representations and Covenants of Counterparty, Etc.:
(a)	Counterparty hereby represents and warrants to Dealer, on each day from the Trade Date to and including the earlier of (i) July 29, 2007 (ii) the date by which Dealer is able to initially complete a hedge of its position created by this Transaction, that:
(1)	it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period except pursuant to transactions or arrangements which have been approved by Dealer or an affiliate of Dealer; and

(2)	it has publicly disclosed all material information necessary for it to be able to purchase or sell Shares in compliance with applicable federal securities laws.
(b)	No collateral shall be required by either party for any reason in connection with this Transaction.

(c)	Notwithstanding anything to the contrary herein, Dealer shall not be entitled to exercise any Warrant or receive any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant to the extent (but only to the extent) that after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder Dealer, or its ultimate parent entity would, directly or indirectly, be the beneficial owner (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time of more than 8.0 percent of the class of the Counterparty’s outstanding equity securities that is comprised of the Shares (an “Excess Share Owner”).

Dealer shall provide prior notice to Counterparty if the exercise of any Warrant or delivery of Shares hereunder would cause Dealer to become directly or indirectly, an Excess Share Owner; provided that the failure of Dealer to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise or delivery in violation of such provisions shall be void and have no effect. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after Dealer gives notice that such delivery would not result in Dealer being an Excess Share Owner.

If Dealer is not entitled to exercise any Warrant because such exercise would cause Dealer to become, directly or indirectly, an Excess Share Owner and Dealer thereafter disposes of Shares owned by it or any action is taken that would then permit Dealer to exercise such Warrant without such exercise causing it to become, directly or indirectly, an Excess Share Owner, then Dealer shall provide notice of the taking of such action to Counterparty and such Warrant shall then become exercisable by Dealer to the extent such Warrant is otherwise or had otherwise become exercisable hereunder. In such event, the Expiration Date with respect to such Warrant shall be the date on which Counterparty receives such notice from Dealer, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Exchange Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this subsection); provided that the related Net Physical Settlement Amount shall be the same as the Net Physical Settlement Amount but for the provisions of this subsection. In addition, within 30 calendar days of any Settlement Date, Counterparty shall use its reasonable efforts to refrain from activities that could reasonably be expected to result in Dealer’s ownership of Shares exceeding 10% of all issued and outstanding Shares.
Matters Relating to Agent:
1.	Agent will be responsible for the operational aspects of the Transactions effected through it, such as record keeping, reporting, and confirming Transactions to Counterparty and Dealer;
Confirmation of OTC Warrant Transaction (amended)

2.	Unless Counterparty is a “major U.S. institutional investor,” as defined in Rule 15a-6 of the Exchange Act, neither Counterparty nor Dealer will contact the other without the direct involvement of Agent;
3.	Agent’s sole role under this Agreement and with respect to any Transaction is as an agent of Counterparty and Dealer on a disclosed basis and Agent shall have no responsibility or liability to Counterparty or Dealer hereunder except for gross negligence or willful misconduct in the performance of its duties as agent. Agent is authorized to act as agent for Dealer, but only to the extent expressly required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder. Agent shall have no authority to act as agent for Counterparty generally or with respect to transactions or other matters governed by this Agreement, except to the extent expressly required to satisfy the requirements of Rule 15a-6 or in accordance with express instructions from Counterparty.
Certain Important Information:
MLFM is an OTC Derivatives Dealer registered with the U.S. Securities and Exchange Commission (SEC). Applicable SEC rules require us to provide you with the following information regarding SEC regulation of OTC Derivatives Dealers: MLFM is exempt from the provisions of the Securities Investor Protection Act of 1970 (SIPA), including membership in the Securities Investor Protection Corporation (SIPC). Therefore, your Merrill Lynch account is not covered by SIPA protection. Except as otherwise agreed in writing by you and us, MLFM may repledge and otherwise use in its business collateral you have pledged to MLFM under the Agreement. Collateral you have pledged to MLFM will not be subject to the requirements of Securities Exchange Act Rules: 8c-1 and 15c2-1 regarding hypothecation of collateral; 15c3-2 regarding free credit balances; or 15c3-3 regarding custody of securities and calculations of a reserve formula applicable to a fully regulated SEC registered broker or dealer. In the event of MLFM’s failure (by insolvency or otherwise), you would likely be considered to be an unsecured creditor of MLFM as to any collateral pledged to MLFM under the Agreement.
MLFM is incorporated in Delaware and is a direct, wholly owned subsidiary of ML&Co. MLFM has entered into this transaction as principal through Merrill Lynch, Pierce, Fenner & Smith Incorporated as its agent. The time of this Transaction shall be notified to the Counterparty upon request.
ISDA Master Agreement:
With respect to the Agreement, Dealer and Counterparty each agree as follows:
“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
The definition of “Specified Transaction” in Section 14 of this Agreement is hereby amended by adding the text “commodity transaction, credit derivative transaction, repurchase or reverse purchase transaction, securities lending transaction, futures transaction, prime brokerage or margin lending transaction” after the words “foreign exchange transaction” in the sixth line thereof and by replacing the words “any other similar transaction” in the eighth line thereof with the text “any other transaction between the parties”. “Specified Transaction” shall exclude any default under a Specified Transaction if caused solely by the general unavailability of the currency in which payments under such Specified Transaction are denominated due to exchange controls or other governmental action.
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Seller and will apply to Counterparty.
“Threshold Amount” means, with respect to Counterparty, $50,000,000
The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Dealer or to Counterparty.
Additional Termination Event.
Confirmation of OTC Warrant Transaction (amended)

The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
     (i) within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations;
     (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all             shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all outstanding voting stock of the Issuer;
     (iii) the Issuer consolidates with, or merges with or into, another person or the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the Issuer, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person;
     (iv) during any consecutive two-year period, the Continuing Directors cease for any reason to constitute a majority of the board of directors of the Issuer. “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who was (a) a member of such board of directors on the Effective Date or (b) nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or
     (v) the adoption of a plan of liquidation or dissolution of the Issuer.
     Notwithstanding the foregoing, a transaction set forth in clause (ii), (iii) or (iv) above will not constitute an Additional Termination Event if 100% of the consideration for the Shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction or transactions consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with such transaction or transactions otherwise constituting an Additional Termination Event under clauses (ii), (iii) or (iv) above.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer or to Counterparty.
Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
“Termination Currency” means USD.
Tax Representations.
(I)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each
Confirmation of OTC Warrant Transaction (amended)

party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:
(i)	Dealer represents that it is a company incorporated in Delaware.

(ii)	Counterparty represents that it is a corporation incorporated in Oregon.
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

(a)	Tax forms, documents or certificates to be delivered are:

Dealer agrees to complete (accurately and in a manner reasonably satisfactory to Counterparty), execute, and deliver to Counterparty, United States Internal Revenue Service Form W-9 and all required attachments, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Counterparty agrees to complete (accurately and in a manner reasonably satisfactory to Dealer), execute, and deliver to Dealer, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such form(s) previously provided by Counterparty has become obsolete or incorrect.

(b)	Other documents to be delivered:

Covered by
Party Required to			Section 3(d)
Deliver Document	Document Required to be Delivered	When Required	Representation
Counterparty	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificate or certificates as Dealer shall reasonably request	Upon or before execution and delivery of this Confirmation	Yes

Dealer	Guarantee of its Credit Support Provider,	Upon or before	No
	substantially in the form of Exhibit A attached hereto	execution and delivery of this Confirmation
Confirmation of OTC Warrant Transactin (amended)

Addresses for Notices: For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to MLFM for all purposes:

Address:	Merrill Lynch Financial Markets, Inc.
4 World Financial Center, 17th Floor
New York, New York 10080
Merrill Lynch Financial Centre
Attention:	Manager of Equity Documentation
Facsimile No.:	(917) 778-0835
Telephone No.:	(212) 449-1951
Address for notices or communications to Counterparty for all purposes:

Address:	14200 SW Karl Braun Drive
Beaverton, OR 97077
Attention:	Treasurer
Facsimile No.:	503-627-6108
Telephone No.:	503-627-4622
In addition, in the case of notices or communications relating to Section 5, 6, 11 or 13 of this Agreement, a second copy of any such notice or communication shall be addressed to the attention of Counterparty’s General Counsel as follows:

Address:	14200 SW Karl Braun Drive
Beaverton, OR 97077
Attention:	General Counsel
Facsimile No.:	503-627-7474
Telephone No.:	503-627-6777
Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Dealer nor Counterparty is a Multibranch Party.
Calculation Agent. “Calculation Agent” means Dealer, acting in good faith and in a commercially reasonable manner.
Credit Support Document.
Dealer: Guarantee of Merrill Lynch & Co., Inc. in the form attached hereto as Exhibit A
Counterparty: Not Applicable
Credit Support Provider.
With respect to Dealer: Merrill Lynch & Co., Inc.
With respect to Counterparty: Not Applicable.
Confirmation of OTC Warrant Transaction (amended)

Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1 (a)(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1(a)(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.
Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in the Agreement or this Confirmation.
(b) The parties hereto intend for:
(i)	Buyer to be a “financial institution” as defined in Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53C) of the Bankruptcy Code, qualifying for the protections of, among other sections, Sections 362(b)(6), 362 (b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
(c)	The parties acknowledge and agree that in the event of an Early Termination Date as a result of an Event of Default that is within Counterparty’s control, the amount payable under the Agreement will be a cash amount calculated as described therein and that any delivery specified in this Transaction will no longer be required.
Confirmation of OTC Warrant Transaction (amended)

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”
Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.
Disclosure. Each party hereby acknowledges and agrees that Dealer has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Dealer) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]
Confirmation of OTC Warrant Transaction (amended)

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the company of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

MERRILL LYNCH INTERNATIONAL

By:	/s/ FRAN JACOBSON

Name:	Fran Jacobson
Title:	Vice President
Equity Derivatives Documentation
Confirmed as of the date first above written:

TEKTRONIX, INC.

By:	/s/ JAMES F. DALTON

Name:	James F. Dalton
Title:	Senior Vice President,
General Counsel, and Secretary

Acknowledged and agreed as to matters to the Agent:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATE,
Solely in its capacity as Agent hereunder

By:	/s/ ANGELINA LOPES

Name:	Angelina Lopes
Title:	Derivatives Documentation
Confirmation OTC Warrant (amended)

EXHIBIT A
GUARANTEE OF MERRILL LYNCH & CO., INC.
     FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to Tektronix, Inc. (the “Company”), the due and punctual payment of any and all amounts payable by Merrill Lynch Financial Markets, Inc., a company incorporated in Delaware (“ML”), under the terms of the Confirmation of OTC Warrant Transaction between the Company and ML (ML as Buyer), amended and restated as of June 29, 2007 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.
     ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.
     ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.
     ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.
     This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
     This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Confirmation, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Confirmation.
     This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.
OTC Warrant Guarantee (amended)

     IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

By:	/s/ JOAN E. TIMOLDI

Name:	Joan E. Timoldi
Title:	Designated Signatory
Date:	June 28, 2007
Guarantee OTC Warrant (amended)